Exhibit 5

[Duane Morris LLP Letterhead]

October 5, 2006

The Board of Directors

Petroleum Development Corporation

103 East Main Street

Bridgeport, West Virginia 26330

Dear Board Members:

We have acted as counsel to Petroleum Development Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 250,000 shares (the "Shares") of common stock, $.01 par value, of the Company, under the Petroleum Development Corporation 401(k) and Profit Sharing Plan (the "Plan").

As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement.  We have also examined the Company's Articles of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

Based upon the foregoing, it is our opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely,

/s/ DUANE MORRIS LLP